Exhibit 99.1

DLA Piper (Canada) LLP 1133 Melville St, Suite 2700 Vancouver BC V6E 4E5 www.dlapiper.com

March 18, 2025

Pinnacle Food Group Limited
c/o Conyers Trust Company (Cayman) Limited
Cricket Square, Hutchins Drive

George Town, Grand Cayman, KY1-1111, Cayman Islands

Re:	United States Initial Public Offering of Shares of Pinnacle Food Group Limited

We have acted as Canadian counsel to Pinnacle Food Group Limited (the “Company”), a corporation incorporated under the laws of the province of The Cayman Islands, in connection with the offer and sale by the Company of up to 1,552,500 Class A common shares in the capital of the Company, including 202,500 common shares issuable upon exercise of an option to purchase additional common shares granted to the underwriters (the “Shares”), pursuant to a Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the SEC.

The offer and sale of the Shares will be made pursuant to an underwriting agreement (the “Underwriting Agreement”), to be entered into by the Company and Craft Capital Management LLC.

In connection with giving this opinion, we have reviewed the Registration Statement. We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

The statements set forth in the Registration Statement under the headings “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Regulatory Environment”, “Taxation” and “Enforceability of Civil Liabilities” in each case insofar as such statements purport to describe or summarize the Canadian legal matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Canadian legal matters stated therein as at the date hereof.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” and elsewhere in the Prospectus. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States of America or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

/s/ DLA Piper (Canada) LLP
DLA Piper (Canada) LLP